Exhibit 99.1

Modine Reports Second Quarter Fiscal 2011 Results;
Sales Improved 23 Percent Resulting in Higher Operating Income

RACINE, Wis.--(BUSINESS WIRE)--October 28, 2010--Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter ended September 30, 2010. Highlights include:

  Sales were $346 million, up 23 percent from the same period last year;
  Gross margin of 16.7 percent improved 170 basis points year over year;
  Operating income of $11.2 million represented a 140 percent improvement from the prior year;
  Long-term debt refinancing was completed in August 2010; and
  Adjusted EBITDA was $26.6 million, an increase of 17 percent from the prior year.

“Our company continued to build on its strong momentum during the second quarter, reporting improvements in sales, gross margin and operating income compared to the same quarter one year ago,” said Modine President and Chief Executive Officer Thomas A. Burke. “We have worked hard over the past several years to redefine our business and technical strategies, carefully evaluating and reorganizing the company to ensure that we achieve our long-term objectives. We continue to be enthusiastic about our future. We are confident that with our strong customer relationships, technological advancements and dedicated employee base, we are on a solid path to achieve our plan of 11 to 12 percent return on average capital employed by the end of fiscal 2013.”

Second Quarter Financial Results

Net sales in the second quarter of fiscal 2011 improved significantly from the second quarter of fiscal 2010, primarily within the commercial vehicle and off-highway markets in North America and South America, as well as within the European automotive and commercial vehicle markets. Gross profit increased 36 percent with the increased sales volumes and gross margin improved to 16.7 percent, primarily reflecting the operating leverage generated through our reduced fixed cost structure. Selling, general and administrative (SG&A) expense increased $8.3 million year over year as anticipated, due to higher employee compensation, increased pension costs and higher engineering and development costs versus the tightly managed period one year ago with the cost containment efforts in response to the recession. Income from operations increased $6.5 million to $11.2 million from the second quarter of fiscal 2010 as a result of the improved sales volumes and gross margin.

Interest expense included costs related to the debt refinancing of $20.0 million which was comprised of a $16.6 million prepayment penalty to the holders of the senior notes and a $3.4 million write-off of deferred financing costs. Other income improved $4.6 million largely due to net positive currency translation effects on inter-company loans. The second quarter fiscal 2011 loss from continuing operations before taxes of $6.8 million includes the costs related to the debt refinancing during the quarter. Excluding the $20.0 million of debt refinancing costs, the company would have reported income from continuing operations before taxes of $13.2 million. Loss from discontinued operations of $2.9 million in the second quarter of fiscal 2011 represented environmental cleanup and remediation costs related to a facility in the Netherlands that was sold as part of the spin off of the company’s Aftermarket business on July 22, 2005.

The company generated free cash flow of $14.6 million during the quarter. Net debt of $123.6 million remained relatively consistent with the first quarter of fiscal 2011 despite the prepayment penalty. Adjusted EBITDA was $26.6 million during the second quarter of fiscal 2011, an increase of $3.8 million, or 17 percent, compared to one year ago.

“The strong revenue growth and improved margins helped drive our free cash flow generation during the quarter,” said Michael B. Lucareli, Vice President, Finance, Chief Financial Officer and Treasurer. “The new debt facilities have improved our long-term liquidity and come with less restrictive covenants. This better positions us to execute our current business plans, while significantly reducing our interest costs.”

Second Quarter Segment Results

Original Equipment - North America segment sales increased 24 percent to $125.4 million, from $100.7 million reported one year ago. The increase was driven primarily by the continued recovery within the off-highway and Class 8 commercial vehicle markets. This segment’s gross margin improved 310 basis points to 14.4 percent as a result of better fixed cost absorption due to the higher sales volumes and a $1.6 million postretirement curtailment gain related to the closure of the Harrodsburg, Kentucky manufacturing facility, $1.2 million of which relates to the fourth quarter of fiscal 2010 (see Out of Period Adjustments below).

South America segment sales rose 47 percent to $41.2 million, compared to $28.0 million one year ago. The improved sales reflect an overall strengthening in the Brazilian economy, specifically within the commercial vehicle and off-highway markets. This segment’s gross margin improved 140 basis points to 21.8 percent largely due to improved operating leverage on higher sales volume.

Original Equipment – Europe segment sales were up 11 percent to $124.9 million, compared to $112.3 million one year ago. Excluding the impact of foreign currency exchange rate changes, sales in this segment increased 23 percent. Sales increased primarily in the premium automotive and commercial vehicle markets. While gross profit increased in line with sales, the gross margin was flat due to higher manufacturing costs as a result of inefficiencies associated with program launches and product transfers.

Original Equipment – Asia segment sales increased 77 percent to $12.7 million, while gross margin improved to 5.5 percent compared to a gross margin of negative 1.4 percent one year ago. This performance reflects the continued growth of business within this segment, primarily driven by increased program launch activity within the off-highway markets.

Commercial Products segment sales increased slightly to $46.6 million from $45.2 million one year ago. New product launches within this segment have contributed to the sales increase. This segment’s gross margin of 29.6 percent reflects a 220 basis point improvement versus one year ago, driven largely by performance improvements.

Out of Period Adjustments

During the second quarter of fiscal 2011, the company identified a $3.3 million postretirement curtailment gain related to the closure of the Harrodsburg, Kentucky manufacturing facility, of which $2.9 million related to prior periods and $0.4 million related to the current quarter. The company recorded $1.2 million in the Original Equipment – North America segment during the second quarter for the portion of the postretirement curtailment gain that should have been recorded in the fourth quarter of fiscal 2010. This adjustment was not considered material to the fiscal 2010 financial statements or the current quarter, and resulted in decreased cost of sales of $1.2 million, increased pre-tax and post-tax results of $1.2 million and decreased diluted loss per share from continuing operations of $0.03. In addition, the company identified that $1.7 million of the postretirement curtailment gain should have been recorded in the first quarter of fiscal 2011 and identified a $1.0 million gain from a commercial settlement in the Original Equipment – Europe segment that should have been recorded in the first quarter of fiscal 2011 as well. These first quarter adjustments totaling $2.7 million were not considered material to the previously issued first quarter fiscal 2011 financial statements. Accordingly, the company revised its year-to-date results within this release and will revise the first quarter fiscal 2011 results prospectively in future filings. The revised first quarter fiscal 2011 results reflect decreased cost of sales of $2.7 million, increased provision for income taxes of $0.4 million, increased income from continuing operations of $2.3 million and increased diluted earnings per share from continuing operations of $0.05.

Outlook

“Our sales volumes were slightly better than expected,” Lucareli commented. “Based on these results and our expectations for the remainder of the year, we are raising our sales volume guidance. Given the increased sales guidance, we have tightened the full year fiscal 2011 adjusted EBITDA range toward the higher end of the range we provided last quarter.”

The company’s updated expectations for fiscal 2011 are as follows:

  A 18 to 22 percent increase in sales year over year given the strength experienced during the first half of fiscal 2011 which slightly exceeded expectations;
  A 20 to 25 percent variable contribution margin on the higher year over year sales;
  An approximate $15 to $20 million increase in SG&A expenses year over year;
  Interest expense of approximately $35 million as we do not anticipate an increase in debt borrowing levels during the year;
  Expected income tax expense of approximately $14 to $18 million;
  Adjusted EBITDA in a range of $110 to $115 million;
  Capital expenditures in a range of $60 to $70 million; and
  Positive free cash flow for the remainder of the fiscal year.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 28, 2010 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss its fiscal 2011 second quarter. The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com. The dial-in phone number for the audio portion of the call is 800-261-3417 passcode: 70096423. The international call-in number is 617-614-3673; passcode: 70096423. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com about two hours after the live call concludes. A call-in replay will be available through November 4, 2010, at 888-286-8010; passcode: 78958318 or, for international callers, at 617-801-6888; passcode: 78958318. A transcript of the call will be filed with the U.S. Securities Exchange Commission, as well as posted to the company’s website, on or about October 29, 2010.

About Modine

Modine, with fiscal 2010 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,000 people at 30 facilities worldwide in 14 countries. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2010 and under Forward-Looking Statements in Item 7 of Part II of that same annual report and the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Other risks and uncertainties include, but are not limited to, the following: the impact the current global economic uncertainty is having on Modine, its customers and its suppliers and any worsening of such economic conditions leading to declining sales volumes; operational inefficiencies as a result of program launches and product transfers; the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; changes in sales mix to products with lower margins; Modine’s continued ability to successfully execute its four-point plan; work stoppages or interference at Modine or its major customers; the nature of the vehicular industry and the dependence of this industry on the health of the economy; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission. The company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, Net Debt, Free Cash Flow, Return on Average Capital Employed (which are defined below), results from continuing operations excluding debt refinancing costs and sales growth excluding the impact of foreign currency exchange rate changes as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management and the company’s lenders as performance measures to judge liquidity and covenant compliance and for estimating the company’s earnings growth prospects. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the GAAP measures. The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The company’s earnings (loss) from continuing operations before interest expense and provision for income taxes, adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and up to $40.0 million of cash restructuring and repositioning charges, not to exceed $20.0 million in any fiscal year, and further adjusted to add back depreciation and amortization expense, as defined in the applicable debt agreements. This is a financial measure of the profit generated excluding the above-mentioned items.

Definition – Net Debt

The sum of short- and long-term debt, less cash on hand. This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free Cash Flow

The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes. This is a liquidity measure of the cash available for permitted distributions.

Definition – Return on average capital employed (ROACE)

Net earnings (loss), adding back after-tax interest expense and adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges; divided by the average of debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

-- Financial tables follow --

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010 *	2009
Net sales	$345,902	$282,298	$691,071	$535,930
Cost of sales	288,275	239,939	574,770	457,706
Gross profit	57,627	42,359	116,301	78,224
Selling, general & administrative expenses	45,272	37,017	87,040	75,564
Restructuring (income) expense	(40)	(3,159)	41	(1,963)
Impairment of long-lived assets	1,226	3,849	1,226	4,843
Income (loss) from operations	11,169	4,652	27,994	(220)
Interest expense	23,529	9,643	27,637	15,102
Other income - net	(5,610)	(976)	(2,012)	(6,681)
Loss (earnings) from continuing operations before income taxes	(6,750)	(4,015)	2,369	(8,641)
Provision for income taxes	5,012	871	8,727	1,887
Loss from continuing operations	(11,762)	(4,886)	(6,358)	(10,528)
Loss from discontinued operations (net of income taxes)	(2,900)	(1,571)	(2,932)	(10,432)
Loss on sale of discontinued operations (net of income taxes)	(70)	-	(76)	-
Net loss	$(14,732)	$(6,457)	$(9,366)	$(20,960)

Loss from continuing operations per common share:
Basic	$(0.26)	$(0.15)	$(0.14)	$(0.32)
Diluted	$(0.26)	$(0.15)	$(0.14)	$(0.32)

Net loss per common share:
Basic	$(0.32)	$(0.19)	$(0.20)	$(0.64)
Diluted	$(0.32)	$(0.19)	$(0.20)	$(0.64)

Weighted average shares outstanding:
Basic	46,067	33,194	46,053	32,629
Diluted	46,067	33,194	46,053	32,629

Dividends paid per share	$-	$-	$-	$-

Comprehensive earnings (loss), which represents net loss adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended September 30, 2010 and 2009 were $14,035 and $9,400, respectively, and for the six month periods ended September 30, 2010 and 2009, were $(3,531) and $24,375, respectively.

* - Year-to-date gross profit reflects gains totaling $2,699 that were recorded as a revision of the first quarter fiscal 2011 results.

Condensed consolidated balance sheets (unaudited)
	(In thousands)
	September 30, 2010	March 31, 2010
Assets
Cash and cash equivalents	$43,443	$43,657
Short term investments	2,600	1,239
Trade receivables - net	195,983	167,745
Inventories	115,504	99,559
Other current assets	50,816	43,242
Total current assets	408,346	355,442
Property, plant and equipment - net	411,653	418,616
Other noncurrent assets	62,627	66,194
Total assets	$882,626	$840,252
Liabilities and shareholders' equity
Debt due within one year	$6,523	$3,245
Accounts payable	151,163	142,209
Other current liabilities	139,307	125,946
Total current liabilities	296,993	271,400
Long-term debt	160,563	135,952
Deferred income taxes	12,221	10,830
Other noncurrent liabilities	88,149	97,984
Total liabilities	557,926	516,166
Shareholders' equity	324,700	324,086
Total liabilities & shareholders' equity	$882,626	$840,252

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Six months ended September 30,	2010	2009

Cash flows from operating activities:
Net loss	$(9,366)	$(20,960)
Adjustments to reconcile net loss with net cash provided
by operating activities:
Depreciation and amortization	28,325	33,076
Impairment of long-lived assets	1,226	12,489
Other - net	4,862	(631)
Net changes in operating assets and liabilities	(40,911)	(5,105)
Net cash (used for) provided by operating activities	(15,864)	18,869

Cash flows from investing activities:
Expenditures for plant, property and equipment	(20,199)	(33,947)
Proceeds from dispositions of assets	4,647	4,941
Settlement of derivative contracts	(183)	(5,438)
Other - net	3,746	3,418
Net cash used for investing activities	(11,989)	(31,026)

Cash flows from financing activities:
Net increase (decrease) in debt	27,959	(71,309)
Issuance of common stock	-	93,589
Cash dividends paid	-	-
Other - net	(392)	(2,536)
Net cash provided by financing activities	27,567	19,744

Effect of exchange rate changes on cash	72	3,722
Change in cash balances held for sale	-	(196)

Net (decrease) increase in cash and cash equivalents	(214)	11,113

Cash and cash equivalents at beginning of the period	43,657	43,536

Cash and cash equivalents at end of the period	$43,443	$54,649

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
Sales:
Original Equipment - Asia	$12,732	$7,183	$24,764	$13,477
Original Equipment - Europe	124,870	112,340	257,044	217,608
Original Equipment - North America	125,417	100,745	255,374	192,263
South America	41,241	27,976	78,084	50,617
Commercial Products	46,589	45,221	86,393	79,585
Segment sales	350,849	293,465	701,659	553,550
Corporate and administrative	369	692	778	1,538
Eliminations	(5,316)	(11,859)	(11,366)	(19,158)
Total net sales	$345,902	$282,298	$691,071	$535,930

Operating income/(loss):
Original Equipment - Asia	$(1,240)	$(1,351)	$(1,647)	$(2,955)
Original Equipment - Europe (a)	2,933	7,151	13,822	9,357
Original Equipment - North America (b)	7,413	1,347	16,081	4,093
South America	4,979	2,315	8,790	3,508
Commercial Products	6,774	5,779	10,336	8,204
Segment income from operations	20,859	15,241	47,382	22,207
Corporate and administrative	(9,708)	(10,611)	(19,418)	(22,541)
Eliminations	18	22	30	114
Income (loss) from operations	$11,169	$4,652	$27,994	$(220)

(a) The year-to-date operating income includes a $972 gain from a settlement that was recorded as a revision of the first quarter fiscal 2011 results.

(b) The second quarter operating income includes a $1,217 postretirement curtailment gain that was recorded as an out-of-period adjustment.
The year-to-date operating income includes a $1,727 postretirement curtailment gain that was recorded as a revision of the first quarter fiscal 2011 results.

Modine Manufacturing Company
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
Loss from continuing operations	$(11,762)	$(4,886)	$(6,358)	$(10,528)
Interest expense	23,529	9,643	27,637	15,102
Provision for income taxes	5,012	871	8,727	1,887
Depreciation and amortization (a)	13,747	16,183	28,325	31,938
EBITDA from continuing operations	30,526	21,811	58,331	38,399

Restructuring and repositioning charges (income)	1,319	(2,334)	3,033	(71)
Non-cash (income) charges (b)	(5,279)	3,264	(1,819)	1,228
Adjusted EBITDA	$26,566	$22,741	$59,545	$39,556

(a) Depreciation and amortization expense represents total depreciation and amortization from continuing operations less accelerated depreciation which is included in non-cash charges.

(b) Non-cash (income) charges are comprised of long-lived asset impairments, non-cash restructuring and repositioning charges, exchange gains or losses on intercompany loans and non-cash charges which are unusual, non-recurring or extraordinary.

Net debt (unaudited)
(In thousands)

	September 30, 2010	March 31, 2010
Debt due within one year	$6,523	$3,245
Long-term debt	160,563	135,952
Total debt	167,086	139,197

Less: cash and cash equivalents	43,443	43,657
Net debt	$123,643	$95,540

Free cash flow (unaudited)
(In thousands)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
Net cash provided by (used for) operating activities	$5,496	$10,885	$(15,864)	$18,869
Net cash used for investing activities	(7,503)	(4,699)	(11,989)	(31,026)
Prepayment penalties on senior notes	16,570	3,449	16,570	3,449
Free cash flow	$14,563	$9,635	$(11,283)	$(8,708)

CONTACT:
Modine Manufacturing Company
Bob Kampstra, 262-636-2919
r.r.kampstra@na.modine.com